Put
For more information, contact: Gilbert Avanes – EVP, CFO, and Treasurer Andrzej Matyczynski – EVP Global Operations (213) 235-2240

Reading International Reports Fourth Quarter and Full Year 2024 Results

Earnings Call Webcast to Discuss 2024 Fourth Quarter and Full Year Financial Results

Scheduled to Post to Corporate Website by Wednesday,  April 2, 2025

New York, New York - March 31, 2025: Reading International, Inc. (NASDAQ: RDI) (“Reading” or our “Company”), an internationally diversified cinema and real estate company with operations and assets in the United States, Australia, and New Zealand, today announced its results for the fourth quarter and year ended  December 31, 2024.

Key Financial Results – Fourth Quarter 2024 compared to Fourth Quarter 2023

•	Total Revenues increased by 29.3% (or $13.3 million) to $58.6 million compared to $45.3 million.
•	Operating Loss of $7.0 million in last year’s quarter improved to an Operating Income of $1.5 million.
•

Net Loss of $12.4 million in last year’s quarter was reduced to $2.2 million, primarily driven by improved cinema and real estate revenue, reduced depreciation and amortization expenses due to delays in CapEx spending, and favorable other income.

•	Basic Loss per Share improved by 82.1% (or $0.46) to a loss of $(0.10) compared to a loss of $(0.56) in last year’s quarter.
•	Adjusted EBITDA improved by 250.5% to a positive adjusted EBITDA of $3.4 million, from a negative adjusted EBITDA of $2.2 million.

The New Zealand dollar average exchange rates weakened against the U.S. dollar by 2.1%, compared to Q4 2023, and the Australian dollar average exchange rates weakened against the U.S. dollar by 0.8% compared to Q4 2023. Despite the weakening both AU and NZ exchange rate against the U.S. dollar, our global revenue improved by 29.3%.

Key Financial Results – Full Year 2024 compared to Full Year 2023

Despite the improved fourth quarter results, the full year 2024 results were behind 2023 due to the lingering impacts from industry-wide movie release schedule shifts from the 2023 Hollywood strikes.

•	Total Revenues decreased by 5.5% to $210.5 million from $222.7 million.
•	Operating Loss increased by 16.6% to $14.0 million from $12.0 million.
•	Adjusted EBITDA decreased by $5.6 million from $7.8 million to $2.1 million.
•	Basic loss per share increased by 14.2% to a loss of $1.58 compared to a loss of $1.38.
•	Net loss increased by 15.1% to $35.3 million compared to $30.7 million.
•	Our 2024 results included $21.2 million of interest, $15.8 million of depreciation and amortization and $1.4 million loss on sale of assets.

The weakening of the Australian and New Zealand dollar average exchange rates against the U.S. dollar by 0.8% and 1.5%, respectively negatively impacted our global total revenue since about 50% of our total revenue is generated in Australia and New Zealand.

Ellen Cotter, President and CEO of Reading, commented: “Our Company’s fourth quarter 2024 performance reflects, not only a record setting line up of simply amazing tentpole movies like Gladiator II, Wicked, Moana 2, Sonic the Hedgehog 3 and Mufasa: The Lion King, but also record setting specialty titles like The Brutalist from A24 and Anora from Neon. In Q4 2024, the metrics we reported for Total Revenues, Operating Income and EBITDA were, not only significantly stronger than Q4 2023, but also the highest fourth quarter results reported since 2019, reflecting the laser focus of our management team.”

“Our global cinema business relies significantly on the quality and quantity of the movies released by Hollywood.  When that pipeline of film weakens, we feel the pressure.  So, while our fourth quarter performance was a welcome result after years of navigating the headwinds of the COVID-19 pandemic, the 2023 Hollywood strikes, record high interest rates and inflationary pressures, our full year results were behind 2023 due to the weaker film slate in the first part of 2024 when the studios delayed releases of their movies due to the 2023 Hollywood strikes.  Similarly, we have recently felt the pressure through the first quarter 2025 due to the release of an overall softer slate of films compared to the first quarter 2024, when films such as Dune Part Two provided a big boost in March 2024.  But, looking forward, we believe the rest of 2025 could be stronger when taking into account the release of highly anticipated titles like Disney’s Lilo & Stitch, Thunderbolts,  Mission Impossible: The Final Reckoning, Superman, Wicked Part Two,  Zootopia 2, and Avatar 3: Fire and Ash.”

“Through these tough periods, we have relied on our real estate assets. Compared to the same quarter in 2023, our global Real Estate Division also enjoyed a strong fourth quarter of 2024, when revenues increased 14% to $5.2 million and operating income increased 148.5% to $1.4 million. The Company delivered these results due to (i) the steady and strong performance of our 74 third party tenant Australia/New Zealand portfolio, which currently reflects a 96% occupancy rate, (ii) the best cash flow performance of our NYC based live theaters since third quarter 2019 and (iii) the rental income from 44 Union Square in NYC.”

After having sold seven real estate assets since 2021 to support our liquidity, on January 31, 2025, we sold our Wellington, New Zealand assets for NZ$38 million. Incident to that sale, we agreed to lease back the cinema component of the property, once the buyer has completed seismic upgrades, thus continuing our focus on cinema exhibition in New Zealand. We anticipate that our upgraded cinema will be the dominant cinema in Wellington. Through 2025, we will continue to look to our real estate assets to the extent necessary for financial support as the global cinema industry continues to rebound with a consistent and reliable flow of quality movies.”

Cinema Business

•

Due to record setting industry releases like Moana 2, Wicked,  Sonic the Hedgehog 3, Gladiator II and other blockbuster hits, we enjoyed higher box office revenues in the fourth quarter of 2024.  For Q4 2024, our global cinema (i) revenue increased 30% to $54.6 million, from $41.9 million in Q4 2023 and (ii) operating income increased  191.1% to $3.8 million from a loss of $4.1 million.

•

While we had a strong fourth quarter the 2023 Hollywood strikes greatly affected the beginning of 2024, which in turn decreased our full year 2024 global cinema revenue by 6.0% to $195.1 million and our global cinema operating loss of $2.8 million down $2.9 million compared to an operating income of $0.1 million in 2023. Cinema revenues for 2024 were also adversely impacted by the continued decline in the value of the Australian and New Zealand dollar against the U.S. dollar.

•

Despite the film slate challenges faced in 2024, our operational teams delivered on various key metrics.  In 2024, we generated all-time record high F&B spends per person at each cinema division: U.S., Australia and New Zealand.  Additionally, during the fourth quarter of 2024:

▪	At $8.28 per person, our U.S. cinema circuit reported the highest F&B spend per person of any publicly traded exhibitor in the U.S. for Q4 2024.
▪	Our U.S. cinema circuit led the publicly traded circuits in gross box office per screen average for Q4 2024 at $85.1K.

Real Estate Business

•

With respect to our global real estate division, for the full year, revenues increased by 1% to $20.0 million in 2024 from $19.9 million in 2023 and our operating income increased to $4.7 million in 2024 compared to $3.8 million in 2023.  These improvements were driven by (i) rent from Petco, our 44 Union Square tenant with its successful NYC flagship retail store, (ii) the steady revenue from our 74 third-party tenant Australian and New Zealand real estate portfolio that finished 2024 with a 96% occupancy rate and (iii) the year-over-year improved results of our Live Theatre division (Minetta Lane Theatre and Orpheum Theatre in New York City).

•

Compared to the fourth quarter 2023, our fourth quarter 2024 global real estate division (i) revenues increased from $4.5 million to $5.2 million and (ii) operating income increased by 148.5% to $1.4 million in 2024, compared to an income of $0.6 million in 2023.

Balance Sheet and Liquidity

•

As of December 31, 2024, our cash and cash equivalents were $12.3 million, of which $5.0 million, $6.4 million and $0.9 million were held in the U.S., Australia and New Zealand, respectively. As of December 31, 2024, our total outstanding bank borrowings were $202.7 million against total book value assets of $471.0 million.

•

In 2024, to support our overall liquidity, we took steps to monetize three real estate assets. On February 23, 2024, we monetized our office building at 5995 Sepulveda Blvd. Culver City, California for $10.0 million. On January 31, 2025, we closed the sale of our property assets in Wellington, New Zealand, including the Courtenay Central building, for NZ$38.0 million. This deal also includes a long-term lease back to us of the cinema component of that property, after the completion of seismic upgrades.

•

On March 17, 2025, we signed a Put & Call Option to Buy Real Property, with purchase and sale contracts attached, to sell our Cannon Park properties for AU$32.0 million with a targeted closing before the end of April 2025.  No assurance can be given that this sale will be consummated, as the transaction is still in the due diligence phase.  The option holder has posted an AU$1.6 million earnest money deposit. The deal also contemplates a long-term lease back to Reading Cinemas.

•

Our business plan calls for the further reduction of high interest debt and in this regard, our Company is committed to continuing its review of our asset portfolio for other opportunities to monetize select assets that will assist in this debt reduction program as well as assist us in providing liquidity to support, sustain and, on an opportunistic basis, grow our cinema operations..

•

Through 2024 and into early 2025, we worked with our key lenders, including, without limitation, National Australia Bank and Bank of America/Bank of Hawaii, to extend maturity dates, modify principal repayment dates and adjust existing covenants, to account for the challenges in 2024 resulting from the 2023 Hollywood strikes.

•	During 2024 and into early 2025, we repaid the following debts:

o

After the January 31, 2025 sale of our Wellington, New Zealand assets, we repaid (i) our entire debt to Westpac (NZ$18.8 million) and (ii) $6.1 million of our debt to Bank of America/Bank of Hawaii, which leaves us with a principal balance of $8.7 million today.

o	Following the sale of our Culver City building in February 2024, we repaid our entire debt to Citizens ($8.4 million).
o	An outstanding $0.6 million Purchase Money Promissory Note.

Conference Call and Webcast

We plan to post our pre-recorded conference call and audio webcast on our corporate website by April 2, 2025, which will feature prepared remarks from Ellen Cotter, President and Chief Executive Officer; Gilbert Avanes, Executive Vice President, Chief Financial Officer and Treasurer; and Andrzej Matyczynski, Executive Vice President - Global Operations.

A pre-recorded question and answer session will follow our formal remarks. Questions and topics for consideration should be submitted to InvestorRelations@readingrdi.com April 1, 2025 by 5:00 p.m. Eastern Standard Time. The audio webcast can be accessed by visiting https://investor.readingrdi.com/financial-information/quarterly-results.

About Reading International, Inc.

Reading International, Inc. (NASDAQ: RDI), an internationally diversified cinema and real estate company operating through various domestic and international subsidiaries, is a leading entertainment and real estate company, engaging in the development, ownership, and operation of cinemas and retail and commercial real estate in the United States, Australia, and New Zealand.

Reading’s cinema subsidiaries operate under multiple cinema brands: Reading Cinemas, Angelika Film Centers, Consolidated Theatres, and the State Cinema. Reading’s live theatres are owned and operated by its Liberty Theaters subsidiary, under the Orpheum and Minetta Lane names. Reading’s signature property developments are maintained in special purpose entities and operated under the names Newmarket Village, Cannon Park, and The Belmont Common in Australia, and 44 Union Square in New York City.

Additional information about Reading can be obtained from the Company's website: http://www.readingrdi.com.

Cautionary Note Regarding Forward-Looking Statements

This earnings release contains a variety of forward-looking statements as defined by the Securities Litigation Reform Act of 1995, including those related to our expected operated results; our belief regarding the quality, the quantity and  the appeal of upcoming movie releases in 2025 and our revenue expectations relating to such movie releases; our expectations regarding our monetization of our fee interests under our cinemas and our ability to pay down high interest debt; our expectations regarding our Wellington, New Zealand assets being a dominant cinema in Wellington; and our expectations of our liquidity and capital requirements and the allocation of funds. You can recognize these statements by our use of words, such as “may,” “will,” “expect,” “believe,” and “anticipate” or other similar terminology.

Given the variety and unpredictability of the factors that will ultimately influence our businesses and our results of operation, no guarantees can be given that any of our forward-looking statements will ultimately prove to be correct. Actual results will undoubtedly vary and there is no guarantee as to how our securities will perform either when considered in isolation or when compared to other securities or investment opportunities.

Forward-looking statements made by us in this earnings release are based only on information currently available to us and speak only as of the date on which they are made. We undertake no obligation to publicly update or to revise any of our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law. Accordingly, you should always note the date to which our forward-looking statements speak to.

Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, those factors discussed throughout Part I, Item 1A – Risk Factors – and Part II Item 7 – Management's Discussion and Analysis of Financial Condition and Results of Operations – of our Annual Report on Form 10-K for the most recently ended fiscal year, as well as the risk factors set forth in any other filings made under the Securities Act of 1934, as amended, including any of our Quarterly Reports on Form 10-Q, for more information.

Reading International, Inc. and Subsidiaries

Consolidated Statements of Operations

(U.S. dollars in thousands, except share information)

	2024	2023	2022
Revenues
Cinema	$195,130	$207,641	$191,321
Real estate	15,397	15,103	11,794
Total revenues	210,527	222,744	203,115
Costs and expenses
Cinema	(179,377)	(187,418)	(178,768)
Real estate	(9,243)	(8,763)	(8,947)
Depreciation and amortization	(15,779)	(18,422)	(20,918)
General and administrative	(20,161)	(20,172)	(21,416)
Impairment of long-lived assets	—	—	(1,549)
Total costs and expenses	(224,560)	(234,775)	(231,598)
Operating income (loss)	(14,033)	(12,031)	(28,483)
Interest expense, net	(21,154)	(19,418)	(14,392)
Gain (loss) on sale of assets	(1,371)	562	(54)
Other income (expense)	1,528	(164)	6,817
Income (loss) before income tax expense and equity earnings of unconsolidated joint ventures	(35,030)	(31,051)	(36,112)
Equity earnings of unconsolidated joint ventures	(387)	456	271
Income (loss) before income taxes	(35,417)	(30,595)	(35,841)
Income tax benefit (expense)	(481)	(590)	(819)
Net income (loss)	$(35,898)	$(31,185)	$(36,660)
Less: net income (loss) attributable to noncontrolling interests	(597)	(512)	(476)
Net income (loss) attributable to Reading International, Inc.	$(35,301)	$(30,673)	$(36,184)
Basic earnings (loss) per share	$(1.58)	$(1.38)	$(1.64)
Diluted earnings (loss) per share	$(1.58)	$(1.38)	$(1.64)
Weighted average number of shares outstanding–basic	22,401,662	22,222,635	22,020,921
Weighted average number of shares outstanding–diluted	22,401,662	22,222,635	22,020,921

Reading International, Inc. and Subsidiaries

Consolidated Balance Sheets

(U.S. dollars in thousands, except share information)

	December 31,
	2024	2023
ASSETS
Current Assets:
Cash and cash equivalents	$12,347	$12,906
Restricted cash	2,735	2,535
Receivables	5,276	7,561
Inventories	1,685	1,648
Prepaid and other current assets	2,668	2,881
Asset groups held for sale	32,331	11,179
Total Current Assets	57,042	38,710
Operating properties, net	214,694	262,417
Operating lease right-of-use assets	160,873	181,542
Investment and development properties, net	—	8,789
Investment in unconsolidated joint ventures	3,138	4,756
Goodwill	23,712	25,535
Intangible assets, net	1,800	2,038
Deferred tax assets, net	953	299
Other assets	8,799	8,965
Total Assets	$471,011	$533,051
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$48,651	$43,828
Film rent payable	5,820	6,038
Debt - current portion	69,193	34,484
Subordinated debt - current portion	—	586
Taxes payable	891	1,376
Deferred current revenue	9,731	10,993
Operating lease liabilities - current portion	20,747	23,047
Other current liabilities	6,593	6,731
Total Current Liabilities	161,626	127,083
Debt – long-term portion	105,239	146,605
Derivative financial instruments - non-current portion	137	—
Subordinated debt - non-current portion	27,394	27,172
Noncurrent tax liabilities	6,041	6,586
Operating lease liabilities - non-current portion	161,702	180,898
Other non-current liabilities	13,662	11,711
Total Liabilities	$475,801	$500,055
Commitments and Contingencies
Stockholders’ Equity:
Class A non-voting common shares, par value $0.01, 100,000,000 shares authorized,
33,681,705 issued and 20,745,594 outstanding at December 31, 2024 and 33,602,627
issued and 20,666,516 outstanding at December 31, 2023	$238	$237
Class B voting common shares, par value $0.01, 20,000,000 shares authorized and
1,680,590 issued and outstanding at December 31, 2024 and 2023	17	17
Nonvoting preferred shares, par value $0.01, 12,000 shares authorized and no issued
or outstanding shares at December 31, 2024 and 2023	—	—
Additional paid-in capital	157,751	155,402
Retained earnings (accumulated deficit)	(114,790)	(79,489)
Treasury shares, at cost	(40,407)	(40,407)
Accumulated other comprehensive income	(7,173)	(2,673)
Total Reading International, Inc. ("RDI") Stockholders’ Equity	(4,364)	33,087
Noncontrolling Interests	(426)	(91)
Total Stockholders’ Equity	$(4,790)	$32,996
Total Liabilities and Stockholders’ Equity	$471,011	$533,051

Reading International, Inc. and Subsidiaries

Segment Results

(U.S. dollars in thousands)

	Quarter Ended			Year Ended
	December 31,		% Change Favorable/	December 31,		% Change Favorable/
(Dollars in thousands)	2024	2023	(Unfavorable)	2024	2023	(Unfavorable)
Segment revenue
Cinema
United States	$29,337	$23,740	24%	$99,938	$113,798	(12)%
Australia	21,421	15,687	37%	82,033	80,025	3%
New Zealand	3,802	2,483	53%	13,159	13,818	(5)%
Total	$54,560	$41,910	30%	$195,130	$207,641	(6)%
Real estate
United States	$1,833	$1,196	53%	$6,245	$6,198	1%
Australia	2,999	2,972	1%	12,341	12,163	1%
New Zealand	330	364	(9)%	1,420	1,509	(6)%
Total	$5,162	$4,532	14%	$20,006	$19,870	1%
Inter-segment elimination	(1,146)	(1,123)	(2)%	(4,609)	(4,767)	3%
Total segment revenue	$58,576	$45,319	29%	$210,527	$222,744	(5)%
Segment operating income (loss)
Cinema
United States	$1,573	$(2,643)	>100%	$(7,252)	$(5,825)	(24)%
Australia	1,690	(1,094)	>100%	4,027	5,278	(24)%
New Zealand	503	(395)	>100%	428	671	(36)%
Total	$3,766	$(4,132)	>100%	$(2,797)	$124	(>100)%
Real estate
United States	$284	$(538)	>100%	$(361)	$(753)	52%
Australia	1,452	1,372	6%	5,973	5,345	12%
New Zealand	(291)	(255)	(14)%	(933)	(801)	(16)%
Total	$1,445	$579	>100%	$4,679	$3,791	23%
Total segment operating income (loss)(1)	$5,211	$(3,553)	>100%	$1,882	$3,915	(52)%

(1)	Total segment operating income is a non-GAAP financial measure. See the discussion of non-GAAP financial measures that follows.

Reading International, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA to net income (loss)

(U.S. dollars in thousands)

	Quarter Ended		Year Ended
	December 31,		December 31,
(Dollars in thousands)	2024	2023	2024	2023
Net income (loss)	$(5,816)	$(12,384)	$(35,301)	$(30,673)
Adjustments for:
Interest expense, net	5,388	5,355	21,154	19,418
Income tax (benefit) expense	160	277	481	590
Depreciation and amortization	3,637	4,514	15,779	18,422
EBITDA	$3,369	$(2,238)	$2,113	$7,757
Adjustments for:
None	—	—	—	—
Adjusted EBITDA	$3,369	$(2,238)	$2,113	$7,757

Non-GAAP Financial Measures

This Earnings Release presents total segment operating income (loss), EBITDA, and Adjusted EBITDA, which are important financial measures for our Company, but are not financial measures defined by U.S. GAAP.

These measures should be reviewed in conjunction with the relevant U.S. GAAP financial measures and are not presented as alternative measures of earnings (loss) per share, cash flows or net income (loss) as determined in accordance with U.S. GAAP. Total segment operating income (loss) and EBITDA, as we have calculated them, may not be comparable to similarly titled measures reported by other companies.

Total segment operating income (loss) – we evaluate the performance of our business segments based on segment operating income (loss), and management uses total segment operating income (loss) as a measure of the performance of operating businesses separate from non-operating factors. We believe that information about total segment operating income (loss) assists investors by allowing them to evaluate changes in the operating results of our Company’s business separate from non-operational factors that affect net income (loss), thus providing separate insight into both operations and the other factors that affect reported results.

EBITDA – We use EBITDA in the evaluation of our Company’s performance since we believe that EBITDA provides a useful measure of financial performance and value. We believe this principally for the following reasons:

We believe that EBITDA is an accepted industry-wide comparative measure of financial performance. It is, in our experience, a measure commonly adopted by analysts and financial commentators who report upon the cinema exhibition and real estate industries, and it is also a measure used by financial institutions in underwriting the creditworthiness of companies in these industries. Accordingly, our management monitors this calculation as a method of judging our performance against our peers, market expectations, and our creditworthiness. It is widely accepted that analysts, financial commentators, and persons active in the cinema exhibition and real estate industries typically value enterprises engaged in these businesses at various multiples of EBITDA. Accordingly, we find EBITDA valuable as an indicator of the underlying value of our businesses. We expect that investors may use EBITDA to judge our ability to generate cash, as a basis of comparison to other companies engaged in the cinema exhibition and real estate businesses and as a basis to value our company against such other companies.

EBITDA is not a measurement of financial performance under generally accepted accounting principles in the United States of America and it should not be considered in isolation or construed as a substitute for net income (loss) or other operations data or cash flow data prepared in accordance with generally accepted accounting principles in the United States for purposes of analyzing our profitability. The exclusion of various components, such as interest, taxes, depreciation, and amortization, limits the usefulness of these measures when assessing our financial performance, as not all funds depicted by EBITDA are available for management’s discretionary use. For example, a substantial portion of such funds may be subject to contractual restrictions and functional requirements to service debt, to fund necessary capital expenditures, and to meet other commitments from time to time.

EBITDA also fails to take into account the cost of interest and taxes. Interest is clearly a real cost that for us is paid periodically as accrued. Taxes may or may not be a current cash item but are nevertheless real costs that, in most situations, must eventually be paid. A company that realizes taxable earnings in high tax jurisdictions may, ultimately, be less valuable than a company that realizes the same amount of taxable earnings in a low tax jurisdiction. EBITDA fails to take into account the cost of depreciation and amortization and the fact that assets will eventually wear out and have to be replaced.

Adjusted EBITDA – using the principles we consistently apply to determine our EBITDA, we further adjusted the EBITDA for certain items we believe to be external to our core business and not reflective of our costs of doing business or results of operation. Specifically, we have adjusted for (i) legal expenses relating to extraordinary litigation, and (ii) any other items that can be considered non-recurring in accordance with the two-year SEC requirement for determining an item is non-recurring, infrequent or unusual in nature.